For Immediate Release-6/25/03
Contact: Shannan B. Guthrie
PR Manager, 717/ 354-3612
sbguthrie@bbnb.com


           PENNROCK BOARD APPROVES STOCK REPURCHASE

Blue Ball, Pa--PennRock Financial Services Corp. (Nasdaq: PRFS), the parent bank holding company of Blue Ball National Bank and two financial services companies, announced today that the Board of Directors has authorized the repurchase of up to 300,000 shares of its common stock, or approximately 4.33% of such shares now issued and outstanding.

The repurchases are authorized to be made from time to time in open market or privately negotiated transactions during the next year. According to Executive Vice President and Chief Executive Officer Melvin Pankuch, the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan and other appropriate corporate purposes.

PennRock has repurchased approximately 109,481 shares of its common stock during the past 12 months, representing approximately 1.58% of such shares outstanding, pursuant to a stock repurchase program authorized by the Board of Directors in June of last year.

PennRock Financial Services Corp. is a Lancaster County based bank holding company with assets of approximately $1.050 billion. Its wholly owned subsidiary, Blue Ball National Bank, operates 17 banking offices in Lancaster, Berks, and Chester counties, Pennsylvania. PennRock also owns The National Advisory Group, Inc. and Pension Consulting Services, Inc.; two financial services companies that provide asset management and retirement plan administrative services to clients in Pennsylvania, Delaware, and New Jersey. More information about PennRock and its subsidiaries is available at www.pennrock.com.

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